APHTON CORPORATION
    Reconciliation of shares outstanding for earnings per share calculations


                                              April 30,
                           ------------------------------------------------
                           1997       1996      1995       1994        1993
                           ----       ----      ----       ----        ----

Primary Earnings Per Share

Balance at beginning
of the period        12,911,149  12,379,049  12,367,949  10,625,632  10,572,632

Weighted average of
shares issued or shares
reacquired during
the period                1,833     344,033       9,592     642,274      65,142
                     ----------  ----------  ----------  ----------  ----------
Weighted average-
primary earnings per
share                12,912,982  12,723,082  12,377,541  11,267,906  10,592,774
                     ==========  ==========  ==========  ==========  ==========
Net loss for
the period          $(5,628,966)$(4,710,933)$(3,929,709)$(3,138,859)$(2,094,024)
                      =========   =========   =========   =========   =========
Net loss per share
for the period           $(0.44)     $(0.32)     $(0.37)     $(0.28)     $(0.20)
                         =======     =======     =======     =======     ======

Fully Diluted Earnings Per Share
(Note 2)

Balance at beginning
of the period        12,911,149  12,379,049  12,367,949  10,625,632  10,572,632

Weighted average of
shares issued or
shares reacquired
during the period         1,833     344,033       9,592     642,274      65,142

Incremental common
stock equivalents
from the treasury
stock method             93,880     583,007      43,195     363,848   1,074,564
                     ----------   ---------   ---------   ---------   ---------

Weighted average
fully diluted
earnings per share   13,006,862  13,306,089  12,420,736  11,631,754  11,667,338
                     ==========  ==========  ==========  ==========  ==========
Net loss for
the period          $(5,628,966)$(4,710,933)$(3,929,709)$(3,138,859)$(2,094,024)
                      =========   =========   =========   =========   =========

Net loss per
fully diluted
share for the period     $(0.43)    $(0.32)     $(0.35)     $(0.27)     $(0.18)
                         =======    =======     =======     =======     =======



Notes:

1. Fully diluted earnings per share includes certain common stock equivalents that are anti-dilutive and are therefore not reflected in primary earnings per share. This calculation is provided as required by SEC regulations, even though the fully diluted earnings per share amounts are not required to be disclosed in the financial statements.

                                  Exhibit 11.1